EXHIBIT 10.23(b)

            AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     This Amended and Restated Employment Agreement (this Agreement) is entered into as of January 1, 1996, by and between:

Quadrax Corporation, a Delaware corporation (Quadrax), as the employer; and

James J. Palermo, an individual (Mr. Palermo), as the employee.

Recital

     A. Quadrax is a publicly owned corporation whose shares of common stock are traded in The NASDAQ SmallCap Stock Market, Inc.

     B. Quadrax manufactures, distributes and sells thermoplastic composite materials and goods manufactured out of its materials throughout the United States and abroad.

     B.   Mr. Palermo currently serves as President and Chief
     Executive Officer of Quadrax pursuant to a Key Employee
     Agreement, dated August 9, 1994 (the Original Agreement).

     C. On or about February 15, 1995, Mr. Palermo assumed the additional responsibilities of Chairman of the Board of Directors, and was officially elected as Chairman on April 17, 1995.

     D. In recognition of these additional contributions to the success of the company, Quadrax now desires to terminate the Original Agreement and to replace it with this Agreement.

Provisions

1. Termination of the Original Agreement. Quadrax and Mr. Palermo hereby agree to terminate the Original Agreement, which is superseded in its entirety by this Agreement.

2. Authorities and Responsibilities. Quadrax hereby employs Mr. Palermo and Mr. Palermo hereby accepts employment with Quadrax and agrees to provide his full-time exclusive services to Quadrax as Chairman of the Board of Directors and Chief Executive
     Officer.   In that capacity, Mr. Palermo agrees to perform the
     functions and duties incident to the positios of Chairman and Chief Executive Officer. Furthermore, Mr. Palermo shall have all the authority and responsibility commonly associated with those titles, and in particular, shall have full authority:

     2.1 to employ (and to terminate), on behalf of the corporation, any and all such Vice Presidents of Quadrax, Presidents of any subsidiaries of Quadrax, General Managers, Managers, Supervisors and other employees as Mr. Palermo shall deem necessary or appropriate to the conduct of the business of the corporation; to delegate to such employees such authority as he shall determine; and to determine the compensation to be paid to any such employee, all consistent with the employee policies and procedures as promulgated by the Board of Directors of Quadrax; and

     2.2 to authorize expenditures by and to contract liabilities for the corporation in the ordinary course of business in amounts up to $50,000 without special Board approval.

3. Term. The term of this Agreement commenced on January 1, 1996, and shall continue for a term ending on December 31, 1998.

4.   Restrictive Covenants.

     4.1 Covenant Not To Compete. Mr. Palermo agrees that for the term of this Employment Agreement (the Restrictive Period), he will not engage, participate, or have any interest or be involved in any capacity, whether as an owner, agent, stockholder (excluding ownership of not more than 5% of the outstanding shares of a publicly held corporation if such ownership does not involve, and neither Mr. Palermo or any of his respective affiliates otherwise has, any managerial or operational responsibility in respect thereof), officer, director, manager, partner, joint venturer, employee, consultant, advisor, agent or otherwise, in any business enterprise which is, or shall at any time during the Restrictive Period be, directly or indirectly engaged in activities which are competitive with the business of Quadrax as conducted on the date of this Employment Agreement, or during Mr. Palermo's tenure with Quadrax, in the United States and in any other countries or territories where Quadrax sells its services and products.

     4.2  Non-Disclosure of Confidential Information.

          a. Mr. Palermo acknowledges that it is the policy of Quadrax to maintain as secret and confidential all valuable and unique information heretofore or hereafter acquired, developed or used by Quadrax relating to the business, operations, employees and customers of Quadrax, which information gives Quadrax a competitive advantage in its industry, and which information includes technical knowledge, know-how or trade secrets and information concerning the operations, sales, personnel, suppliers, customers, costs, profits, markets, pricing policies, Confidential Materials (as hereinafter defined), and the results of any investigations or experiments of Quadrax (such information is hereinafter referred to as Confidential Information, provided, that Confidential Information shall not include any of the foregoing items which are in the public domain or which are available from third-party sources without any violation of this Agreement). Mr. Palermo recognizes that the services to be performed by Mr. Palermo are special and unique, and that by reason of his duties he will acquire Confidential Information. Mr. Palermo recognizes that all such Confidential Information is the sole and exclusive property of Quadrax. In consideration of Quadrax entering into this Agreement, Mr. Palermo agrees that:

               (i) he shall never for so long as such information is valuable and unique (but in no case for longer than three years following the termination of Mr. Palermo's employment by Quadrax), directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential Information obtained during his employment by Quadrax without the prior written consent of the Quadrax Board of Directors, it being understood that this subparagraph shall survive the term of this Agreement;

               (ii) the parties hereto agree that Mr. Palermo, during the course of his employment, may be directed to perform services for the benefit of a customer of Quadrax, in which case such customer shall be deemed a third party beneficiary of the provisions of this Agreement and, in addition to the proscriptions contained in subparagraph (i) above, shall not disclose any Confidential Information which relates to the customer (defined with respect to such customer in the same manner as for Quadrax) to any person, firm or enterprise without the prior written consent of Quadrax and such customer;

               (iii) during the term of his employment by Quadrax, he shall exercise all due and diligent precautions to protect the integrity of Quadrax customer lists, mailing lists and sources thereof, statistical data and compilations, agreements, contracts, manuals or other documents and any and all other materials embodying any Confidential Information (the Confidential Materials) and, upon termination of his employment hereunder, or such earlier time as Quadrax may so request, he shall immediately return to Quadrax all such Confidential Materials (and copies thereof) then in his possession or control;

               (iv) Mr. Palermo agrees that he will at all times comply with all security regulations (a) in effect from time to time at Quadrax or its customers premises and (b) in effect for materials belonging to Quadrax or its customers; and

               (v) Mr. Palermo agrees that the provisions of this subsection (a) are reasonably necessary to protect the proprietary rights of Quadrax in the Confidential Information and its trade secrets, good will and reputation.

     b. Mr. Palermo acknowledges that any breach of the provisions of this Section 4 can cause irreparable harm to Quadrax for which Quadrax would have no adequate remedy at law. In the event of a breach or threatened breach by Mr. Palermo of any of such provisions, in addition to any and all other rights and remedies it may have under this Agreement or otherwise, Quadrax may immediately seek any judicial action deemed necessary, including, without limitation, temporary and preliminary injunctive relief.

5. Salary. In consideration of, and in exchange for, the services to be provided by Mr. Palermo to Quadrax, Quadrax shall pay to Mr. Palermo the following compensation:

5.1 Base Salary. During the continuance of this Agreement, Quadrax shall pay to Mr. Palermo a minimum base salary of $250,000 per year. Quadrax shall pay such salary in bi-weekly installments on Quadrax's regular pay days. Regular installments of base salary shall be paid less all applicable taxes, social security payments and other items that Quadrax is required by law to withhold or deduct therefrom.

     a. Automatic Annual Raises. During the continuance of this Agreement, Mr. Palermo's base salary shall be increased, effective as of each anniversary of the date of this Agreement, by a percentage amount equal to the Providence area COLA as reported by the U.S. Department of Labor.

     b. Merit Raises. The Board of Directors of Quadrax may, in its absolute and sole discretion, increase the salary payable to Mr. Palermo for merit.

5.2 Performance Bonuses. During the continuance of this Agreement, Quadrax shall award Mr. Palermo performance bonuses as described herein. All cash bonuses shall be less all applicable taxes, social security payments and other items that Quadrax is required by law to withhold or deduct therefrom. No stock bonuses shall be reduced for income taxes, social security payments and other items, except to the extent that Quadrax is specifically required by law to withhold or deduct such items. Mr. Palermo will receive a performance bonus in each year of this Employment Agreement as follows:

1. If Quadrax achieves net revenue of at least $10 million and net income of at least $zero in fiscal
1996, a bonus of $50,000 cash plus fully vested options to purchase 125,000 shares of the common stock of Quadrax under the 1993 Stock Option Plan exercisable at the fair market value of the common stock on December
31, 1996, exercisable for a period of five years from vesting.

          2. If the average of the closing bid prices of the common stock of Quadrax for any ten consecutive trading day period in December 1996 equals or exceeds $2.00 per share, a further bonus, independent of the revenue-based bonus, of fully vested options to purchase 75,000 shares of common stock of Quadrax under the 1993 Stock Option Plan exercisable at the fair market value of the common stock on December 31, 1996, exercisable for a period of five years from vesting.

          3. If Quadrax achieves net revenue of at least $20 million and net income of at least $1.5 million in fiscal 1997, a bonus of $50,000 cash plus fully vested options to purchase 125,000 shares of common stock of Quadrax under the 1993 Stock Option Plan exercisable at the fair market value of the common stock on December 31, 1997, exercisable for a period of five years from vesting.

          4. If the average of the closing bid prices of the common stock of Quadrax for any ten consecutive trading day period in December 1997 equals or exceeds $4.00 per share, a further bonus, independent of the revenue-based bonus, of fully vested options to purchase 75,000 shares of common stock of Quadrax under the 1993 Stock Option Plan exercisable at the fair market value of the common stock on December 31, 1997, exercisable for a period of five years from vesting.

          5. If Quadrax achieves net revenue of at least $40 million and net income of at least $3.0 million in fiscal 1998, a bonus of $50,000 cash plus fully vested options to purchase 125,000 shares of common stock of Quadrax under the 1993 Stock Option Plan exercisable at the fair market value of the common stock on December 31, 1998, exercisable for a period of five years from vesting.

          6. If the average of the closing bid prices of the common stock of Quadrax for any ten consecutive trading day period in December 1998 equals or exceeds $8.00 per share, a further bonus, independent of the revenue-based bonus, of fully vested options to purchase 75,000 shares of common stock of Quadrax under the 1993 Stock Option Plan exercisable at the fair market value of the common stock on December 31, 1998, exercisable for a period of five years from vesting.

5.3 Annual Stock Option Bonus. In addition to, and not in lieu of, the above bonuses, Mr. Palermo shall also be granted options to purchase 100,000 shares of the common stock of Quadrax under the 1993 Stock Option Plan at January 1, 1996, 1997 and 1998, respectively, with an exercise price of their fair market value on such date each year, fully vested, with an exercise period of five years from the date of the grant.

6. Benefits. In addition to the compensation described in Paragraph 4, above, Mr. Palermo shall be entitled to participate in or receive all other benefits normally provided to Quadrax's executive-level employees. These benefits will include, but not be limited to:

     group health, life and disability insurance;
     participation in any Quadrax sponsored retirement savings or pension plan;
     participation in all stock or stock option plans;
     use of a company car;
     business expense allowance as permitted by the Internal Revenue Code paid vacation accruing at the rate of six weeks per year;
     paid sick leave accruing at the rate of 10 days per year; and paid religious and other holidays to the extent provided under Quadrax's holiday and personal leave policies.

     6.1 Employer's Deductibility. Any expense items which are to be paid or reimbursed by Quadrax must be allowable as business expense deductions on Quadrax's federal income tax returns, except for medical and life insurance premiums and any portion of otherwise allowable entertainment expenses which are not deductible under applicable provisions of law.

          a. Documentation. Mr. Palermo agrees to furnish Quadrax with all supporting documents necessary to substantiate any expenses which are to be reimbursed or paid by Quadrax, including time, place, business purposes and individuals included in the expenditure, when appropriate.

     6.2 Life Insurance. In addition to the benefits hereinabove provided for, Quadrax shall purchase and maintain in full force and effect one or more policies of insurance on the life of Mr. Palermo, with benefits payable as Mr. Palermo may direct in the aggregate amount of not less than $1.5 Million.

7. Severance. Notwithstanding any other term or provision contained in this Agreement, this Agreement and the employment of Mr. Palermo may be terminated under the following circumstances:

     7.1 Termination By Quadrax for Cause. Quadrax may terminate this Agreement at any time, without notice, for just cause shown. Just cause shall include, and be limited to:

          a. violation of Mr. Palermo's conditions of service, as specified in paragraph 2, above, including, without limitation, operating another active business outside of Quadrax, aiding competitors of Quadrax or revealing confidential or proprietary information without the knowledge and consent of the Board of Directors;

          b. dishonesty, insobriety, abuse of alcohol or use of illegal drugs; or

          c. conviction or entering into a plea of nolo contendere to:
               (1)   a crime involving moral turpitude; or
                            (2)  any other crime materially
                    impairing or materially hindering Mr. Palermo's ability to perform his duties for Quadrax.

     7.2 Voluntary Terminating By Mr. Palermo. Mr. Palermo may, at any time upon two months prior written notice, terminate this Agreement and his employment hereunder.

     7.3 Termination on Death or Permanent Disability. This Agreement shall terminate upon Mr. Palermo's death or permanent disability. For purposes of this Agreement, Mr. Palermo will be considered to be permanently disabled when he is unable to perform the principal duties that he has been hired to perform for an aggregate of eight months in any nine month period.

8. Severance Benefits. Upon termination of this Agreement, Mr. Palermo shall be entitled to receive the following termination benefits, after receipt of which the rights and obligations of the parties hereunder shall become void and of no further force and effect; provided, however, that if Mr. Palermo is terminated for cause by reason of breach of the confidentiality or proprietary information provisions of Section 4 hereof, Quadrax shall retain whatever rights it may have under law to seek and obtain remedies for such breach.

     8.1  Termination for Cause or Voluntary Termination by Mr.
     Palermo. If this Agreement is terminated for cause by Quadrax or voluntarily by Mr. Palermo, then the following severance benefits shall be due.

          a. Base Salary. Base salary shall be paid, on a pro-rated basis, for a period of six months from the date of termination.

          b. Bonus. Any bonus that may otherwise have become due for the fiscal year in which this Agreement is terminated shall be forfeited.

          c. Benefits. Health and disability insurance shall be continued for as long as Mr. Palermo is entitled to salary continuation payments, as provided in (a), above. All other benefits, including all life insurance policies maintained pursuant to paragraph 5.2, above, may be terminated or canceled by Quadrax at any time from and after the last day of employment.


     8.2 Termination by Death or Disability. If this Agreement is terminated by Quadrax upon the death or disability of Mr.
     Palermo, then the following severance benefits shall be due.

          a. Base Salary. Mr. Palermo (or his estate) shall be entitled to continue receiving his base salary in regular installments for 12 months following the date of termination, or, at the election of Quadrax, an amount equal to 12 months base salary paid in one lump-sum on the date of termination.

          b. Bonus. Mr. Palermo (or his estate) shall be entitled to receive a bonus for the fiscal year in which this Agreement is terminated. Any such bonus shall be paid in cash to Mr. Palermo as and when other bonuses are paid.

          c. Benefits. All benefits shall continue for a period of 12 months from the date of termination. In the case of termination by reason of the death of Mr. Palermo, then benefits shall continue as aforesaid for the benefit of any dependents who survive him.
          d. Life Insurance. All policies of insurance on the life of Mr. Palermo maintained by Quadrax pursuant to Paragraph 6.2, above, shall (except in the case of termination by reason of Mr. Palermo's death) be assigned to Mr. Palermo, without charge, effective on the last day of employment, and thereafter, Quadrax shall have no further obligation to maintain those policies or to pay additional premiums thereon.

9. Wrongful Discharge. If this Agreement is terminated by Quadrax other than for just cause shown or by reason of death or disability, then the following severance benefits shall be due.

     9.1 Base Salary. Mr. Palermo shall be entitled to continue receiving his base salary in regular installments for the balance of the term of this Agreement, plus an additional 36 months, or, at the option of Quadrax, a like amount paid in one lump-sum on the date of termination.

     9.2 Bonus. Mr. Palermo shall be entitled to receive, within 30 days of the last date of employment, registered on Form S-8 or otherwise, the stock options provided for in Paragraphs 5.2 and 5.3, above, (to the extent not previously earned and issued) without regard to whether or not any of the conditions specified therein have been achieved. Mr. Palermo shall also be entitled to receive any cash bonus provided for in paragraph 5.2, above, for the fiscal year in which this Agreement is terminated. Any such bonus shall be paid in cash to Mr. Palermo as and when other bonuses are paid.

     9.3 Benefits. All benefits shall continue for the balance of the term of this Agreement, plus an additional 36 months.

     9.4 Life Insurance. Quadrax shall convert all policies of insurance on the life of Mr. Palermo that are required to be maintained by Quadrax pursuant to Paragraph 6.2, above, into single-premium whole life policies; shall promptly pay in full the premiums thus due; and shall assign such policies to Mr. Palermo, without charge, effective on the last day of employment.

10. Changes in Control. Upon any Change in Control of the Company resulting in Mr. Palermo's termination or constructive termination, all of the options in Section 5.2 and 5.3 of this Employment Agreement shall be granted and vest immediately. For the purposes of these minutes, a Change in Control is defined as the sale, exchange or transfer of (i) 20% or more of the outstanding common stock of the Company or (ii) substantially all of the assets of the Company to any party who does not currently hold at least 5% of the outstanding common stock of the Company.

11. Relationship Created. The relationship created by this Agreement is that of employer and employee and nothing contained in this Agreement shall be construed in any way as creating any partnership, joint venture or other relationship between the parties. Nothing contained in this Agreement shall be construed as granting Mr. Palermo any right to bind or obligate Quadrax in any manner not herein granted, without the express written consent of Quadrax.

12. Payment of Undisputed Amounts. If there is a dispute between the parties with respect to any amount claimed to be due hereunder, any portion that is not disputed shall be paid by the obligor to the payee. Any such partial payment shall not, however, constitute a waiver by the payee of any other rights.

13. Notices. All notices, requests, payments, demands or other communication under this Agreement shall be in writing and shall be deemed to have been given on the date of actual receipt.

14. Severability of Provisions. If any provision in this Agreement is held to be invalid, void or unenforceable, the remaining provisions shall continue in full force and effect.

15.  Time.  Time is of the essence of this Agreement.

16. Counterparts. This Agreement may be executed in two or more counterparts, all of which, taken together, shall constitute one and the same agreement.

17. Business Day. If any date on which action is to be taken under this Agreement occurs, or if any period during which action is to be taken under this Agreement ends, on a Saturday, Sunday or holiday, the date or period shall be extended to the next succeeding day which is not a Saturday, Sunday or holiday.

18. Jurisdiction. Each party hereby consents and submits itself to the jurisdiction of the State of Rhode Island and agrees that the parties to this Agreement shall be entitled to a judgment and decree and enforcement by the Courts of the State of Rhode Island for any amount which may be adjudged to be due, including, but not limited to, attorney's fees, costs and damages.

19. Entire Agreement. This Agreement contains the entire understanding between the parties concerning Mr. Palermo's employment with Quadrax and supersedes any prior understanding or agreement between them. Thereof are no other representations, agreements or understandings, oral or written, between the parties relating to the subject of this Agreement. This
     Agreement may be amended only by a writing signed by the party to be charged.

  IN WITNESS WHEREOF, Quadrax Corporation has caused this
Agreement to be signed and delivered by its duly authorized representative and James J. Palermo has signed and delivered this Agreement, both as of the date first above written.

Quadrax Corporation

______________________________       /s/James J. Palermo
                                     James J. Palermo

by:/s/ Sven Kraumanis
  Sven Kraumanis
  Director and Member of the
  Compensation Committee of the
  Board of Directors, duly authorized

By:/s/Gordon Werner
  Gordon Werner
  Director and Member of the
  Compensation Committee of the
  Board of Directors, duly authorized